U.S.SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Complant Group  Inc.

(Exact name of registrant as specified in its charter)

Nevada                               3569                            (27-2039490)

(State or Other               (Primary Standard Industrial         (I.R.S. Employer

Jurisdiction                    Classification Code Number)        Identification No.)

Of Organization)

Room 51,_Floor 12 of Building B, FuTian Oriental Plaza, HangHai East Road, ZhenZhou, Henan, 450000, China

                                             Tel: 86-371-6911-2138

                       (Address and Telephone Number of Registrant's Executive Office)

                                         Agents And Corporations, Inc.

       Suite 600, One Commence Center, 1201 Orange Street, P.O. Box 511, Wilmington, DE 19899-0511

    (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Andrew Chien, Consultant

665 Ellsworth Avenue

New Haven, CT 06511

(203) 844-0809

Approximate Date of Proposed Sale to the Public: As soon as this registration statement becomes effective, and it is practicable to sell.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer", " accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

                  Large accelerated filer [ ]             Accelerated filer [ ]

                   Non-accelerated filer [ ]            Small reporting company [x]

                                CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------

Title of Each Class     Proposed Maximum     Proposed Maximum      Amount of        Registration

of Securities to        Number of Shares      Offering Price        Aggregate            Fee (1)

be Registered           to be  Registered       Per Share         Offering Price (1)

-------------------------------------------------------------------------------------------------

Common Stock              194,960                 $ 1.50              $               $

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(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this

Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

___________________________________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     PRELIMINARY PROSPECTUS                           SUBJECT TO COMPLETION DATED __________, 2011

                                  China Complant Group Inc.

                                194,960 Shares of Common Stock

                                     $1.50 per Share

This is the initial public offering of China Complant Group  Inc.("China Complant"). China Complant offers the resale of 194,960 shares of common stock, held by the selling stockholders for whom information is provided under the "Selling Shareholder" section of this prospectus. The shares will be offered (see section “PLAN OF DISTRIBUTION”) by the selling stockholders initially at $2.00 per share and thereafter, if the shares are listed for quotation on the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The offering will keep up to two years from the effective day, or will terminate when all of the 194,960 shares of common stock have been sold, the shares no longer need to be registered to be sold due to the operation of Rule 144, or we decide to terminate the registration of the shares. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

There is no market for our common stock and a market may never develop in the future.

The securities of this prospectus involve a high degree of risk (please see "RISK FACTORS", Page 11).

Neither the Securities & Exchange Commission ("SEC"), nor any state securities commission, has approved or disapproved the securities being offered, nor has any such agencies passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                                                  The date of this prospectus is ____________, 2011

_________________________________________________________________________________________________________

Dealer Prospectus Delivery Obligation

Until ____________ 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

___________________________________________________________________________________________________________

                                             Air Separator Equipment

            (From Finished Undertaking Project: Vietnam-Italy Iron and Steel Joint Stock Company)

   Another Picture from Finished Undertaking Project: Vietnam-Italy Iron and Steel Joint Stock Company

             Low Temperature Liquidated Gas Tank               Oxygen & Nitrogen Pressured Machine

                 Heat Transfer Equipment                         Water Treatment Equipment

                        TABLE OF CONTENTS

DIRECTORS AND EXECUTIVE OFFICERS

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR

You should rely only on the information contained in this prospectus in deciding whether to purchase our common stock.  We have not authorized anyone to provide you with information other than that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our Common Stock.  This prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by federal securities laws.

 __________________________________________________________________________________________________________

                                 PROSPECTUS SUMMARY

The following summary explains important information regarding the business of China Complant and the shares of common stock the selling shareholders intend to sell. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus and its appendices carefully before you decide to invest. Please see "RISK FACTORS" on Page 11.

As used in this prospectus, the terms "we", "us", "our", the "Company", and "China Complant " all refer to China Complant Group  Inc.  Also, in this prospectus we use the term selling shareholders, they are the owners of 194,960 shares of common stock.

All dollar amounts commonly refer to US dollars unless otherwise indicated.

Our Business

Overview

China Complant Group  Inc., formerly known as FangXing Holding Inc., was incorporated in Nevada on December 16, 2009. The Company is a holding company that, through its variable interest entity (“VIE”), Henan Complant Mechanical & Electrical Equipment Group Co., Ltd. ("Henan Complant"), engaged in designing and manufacturing of air separating equipment, and undertaking internationally contracted projects of EPC (Engineering, Procurement and Construction) etc., in the People's Republic of China ("China").

All of the Company’s operations are carried out by Henan Complant, which the Company controls through contractual arrangements between China Complant and Henan Complant. Such contractual arrangements are necessary to comply with Chinese laws limiting foreign ownership of certain companies. Through these contractual arrangements, we have the ability to substantially influence Henan Complant’s day-to-day operations and financial affairs, appoint its senior managers and approve all matters requiring shareholder approval. As a result of these contractual arrangements, which enable us to control Henan Complant, we are considered the primary beneficiary of Henan Complant.

Corporate Organization and History, and Name Change

We were originally incorporated in Nevada under the name  FangXing Holding Inc.("FangXing"), by Andrew Chien as sole shareholder, director and officer, on December 16, 2009. The purpose of incorporated FangXing was to form a vehicle to pursue a business combination and to seek the acquisition of, or merger with, an existing company. On December 20, 2010, JianXun Si purchased 97% of the outstanding shares of FangXing Holding Inc for $50,000 from Andrew Chien, and became the Chairman and President, and Andrew Chien stepped down as a director and officer of FangXing Holding Inc, and the name of the incorporation changed to China Complant Group  Inc.

On December 20, 2010, China Complant entered into a series of contractual arrangements with Henan Complant and its shareholders, pursuant to which China Complant was able to substantially influence Henan Complant’s day-to-day operations and financial affairs, appoint its senior managers and approve all matters requiring shareholder approval. For a description of these contractual arrangements, see “Contractual Arrangements with Henan Complant and its Stockholders” below.

As a condition of the Contractual Arrangements, JianXun Si distributed his personally shares of China Complant to other shareholder of Henan Complant proportional to his percentage holding of Henan Complant, and additional about 3.9% shares to Officers, Directors and other employees of Henan Complant.

Henan Complant Mechanical & Electrical Equipment Group Co., Ltd was incorporated in ZhenZhou Henan by JianXun Si on November 27, 2001 under former name: Henan Weilong Air Separation Equipment Co., Ltd. ("Henan Weilong"), whose business was manufacturing and sale of pressure containers, air separators, environmental equipment, lower temperature equipment, chemical equipment and metallurgical equipment, and undertaking internationally contracted projects, and exports and imports of approved goods and technologies. In August 2011, Henan Weilong established its subsidiary USA Weilong Electromechanically Trade Inc., in 9157 Las Turnas Dr., Temple City, CA 91780 for exports and imports purpose.

On September 8, 2010 Henan Weilong Air Separation Equipment Co., Ltd., changed its name to the current.

As a result of these contractual arrangements, which obligates China Complant to absorb a majority of the risk of loss from Henan Complant’s activities and enable China Complant to receive a majority of its expected residual returns, we believe Henan Complant is a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Henan Complant do not have the characteristics of a controlling financial interest and we should be considered the primary beneficiary of Henan Complant. Accordingly, although we don't own any equity interests in Henan Complant, we consolidate Henan Complant’s results, assets and liabilities in the accompanying financial statements.

Contractual Arrangements with Henan Complant and Its Stockholders

Our relationships with Henan Complant and its stockholders are governed by a series of contractual arrangements, as we (including our direct and indirect subsidiaries) do not own any equity interests in Henan Complant. PRC law currently has limits on foreign ownership of certain companies. To comply with these restrictions, China Complant entered into the following contractual arrangements with Henan Complant and its owners on December 20, 2010, detailed to see "Description of Business", section "Contractual Arrangements with the Henan Complant and its Shareholders".

Corporation Organization Chart

The following chart illustrates our corporate structure and the place of incorporation of each named entity at the date of this prospectus:

China Complant Group Inc. (USA)
USA Weilong Electromechanical Trade Inc.
100% Owned
Outside of China
Inside of China
Contractual Arrangement
HeNan Complant Mechanical & Electrical Equipment Group Co., Ltd

__________________________________________________________________________________________________

Note:

     (1) JianXun Si, HuaXun Si, ZhengJie Gu, and YongZhi Zheng are directors of both China Compalnt and Henan Complant.

     (2) JianXun Si, Chairman and President; YongZhi Zheng, Executive Director and CEO; QingHua Meng, Secretary; Yang Zhang, CFO for both China Compalnt and Henan Complant.

     (3) JianXun Si, General Manager of USA Weilong Electromechanical Trade Inc.

The Company Information

Our major executive office address from which we will conduct our business is located at Floor 12, FuTian Oriental Plaza, HangHai East Road, ZhenZhou, Henan, 450000, China, with telephone number: 86-371-6911-2138

Our website is at:

                   http://www.hncomplant.com

Risk Factors

An investment in our common stock involves a high degree of risk including possible to lose investors' all investments. Please carefully read the “Risk Factors” section beginning on Page 12 of this prospectus.

The Offering

Securities Offered:      Maximum 194,960 shares of common stock, Par value $0.0001.

Offering price:          $ 1.50 per share

Period of Offering:      Two years or it will conclude when all of the 194,960 shares of common stock have been sold, the shares no longer need to be registered to be sold, or we decide to terminate the registration of the shares.

Net proceeds to

 Selling Shareholders:   $ 292,440

Net proceeds to

 the Company:             None.

Market for the            There has been no market for our securities.  Our common stock is not traded on

 Common Stock             any exchange or on the Over-the-Counter market.  After the effective date of the registration statement, we hope to have a market maker file an application with FINRA for our common stock to become eligible for quoting on the

                          Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop or, if developed, that it will be sustained.  Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

                                  Summary of Selected Financial Data:

 In the table below we provide you with historical selected consolidated financial data for the two years ended September 30, 2010 and 2009, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

                                                                Fiscal Year Ended September 30

                                                                  2010                2009

  Statements of Operations Data

   Revenue                                                    $  2,910,748         $  2,640,231

      Costs of Revenue                                          (1,946,649)          (2,455,335)

      Gross profits                                                964,099              184,896

      Net Loss                                                   (524,263)          (1,762,754)

  Balance Sheet Data

      Cash and cash equivalents                               $     41,208         $      47,512

      Total  assets                                             21,280,255            15,009,340

      Additional paid-in capital                                16,347,209             4,638,620

      Total shareholders’ Equity                                11,199,674                13,258

                                             RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following Risk Factors and information provided in this prospectus. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

                                     RISKS RELATING TO OUR COMPANY

1. Our relatively limited operating history makes it difficult to evaluate our future prospects and results of operations. Our operating loss may cause you to lose part or whole of your investment in our Company.

We have a relatively limited operating history. Henan Complant, the variable interest entity through which we operate our business, commenced operations in 2001. Accordingly, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the heavy equipment build industry in China. Some of these risks and uncertainties relate to our ability to:

·	offer new and innovative products to attract and retain a larger customer base;

·	attract additional customers;

·	ability of undertaking more contracted projects;

·	raise sufficient capital to sustain and expand our business;

·	maintain effective control of our costs and expenses;

·	respond to changes in the regulatory environment of China and foreign countries where we had or will have undertaking contracted projects;

·	respond to competitive market conditions;

·	manage risks associated with intellectual property rights;

·	attract, retain and motivate qualified personnel;

·	manage risks associated with the seasonality of our industry.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We have operating loss in 2009 and 2010; and if we can’t turn the operating loss into profits, it may cause you to lose part or whole of your investment in our Company.

2. Our business is greatly influenced by macro-economy.

Several of our undertaking contracted projects were to build iron and steel mills in China and Vietnam, which is greatly influenced by the macro economy, and demands of steel of these countries. Any slow down in steel demands such as slow-down of construction or automobile manufacturing will cause slow-down of building new steel mills, and then greatly influence our business.

3. Some of our undertaking projects in foreign countries are financing by the Chinese government foreign economy aid program, and any scale-down of the Chinese government foreign economy aid program will reduce the demand of our services

One of our undertaking projects in Vietnam recently is to build projects for Vietnam Gao-ping Steel and Iron Stock Corporation, which are paid by the Chinese government aid loan to Vietnam. The Chinese government foreign economy aid program expands due to several reasons; one of them is the increase of foreign currency reserve of China, which couldn't keep forever. Any scale-down of the Chinese government foreign economy aid program will reduce the demand of our services.

4. We will incur increased costs as a result of being a public company, including the adoption of Sarbanes-Oxley Act, which may not be affordable to us.

Rules adopted by SEC pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal control over financial reporting, and attestation of this assessment by the Company’s independent registered public accountants.  These requirements make us first to changes in corporate governance practices and to develop an adequate internal accounting control to budget, forecast, manage and allocate our funds and account for them, while simultaneously developing and organizing with our business.  As a small company, these new rules and regulations will increase our legal, accounting and financial compliance costs and will require additional staff time. Since we have limited financial resources and staff time, we may not be affordable of the increased costs, which ultimately could cause you to lose your investment.

5. Our officers (directors) have little experience in running a public company of accounting and disclosures, which may result  in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Our Chairman Mr. Si, CEO Mr. Zheng, and CFO Ms. Zhang have no formal training in financial accounting and disclosures of a public company. None of them is a USA certified public accountant, or a security attorney. There is no guarantee that they will be able to adequately prepare our financial statement in accordance of USA GAAP or satisfy SEC reporting and disclosure requirement. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers' ultimate lack of experience with public companies and their reporting requirements in general.

6. If we fail to obtain financing on time we will be unable to execute our business plan.

It needs to purchase a lot of material and equipment to build the air separators or other equipments. The front costs are higher in our manufacturing and sale business. If we fail to get the working capital on time, our business may fail. In addition, any business expansion and market also need funding.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

If we do find an alternative source of capital, the terms and conditions of acquiring such capital may not be favorable and may result in dilution of our shareholder value.

7. We face strong competitors, which may force us out of business:

There are numerous competitions existing in China in manufacturing and sale of air separators and other mechanical equipments, such as Keifeng Air Separator Group LLC, and HangYang Limited, etc, which have greater financial resources, longer operating history, brand name recognition, and superior marketing than us. We compete with them by cutting costs of manufacturing, and expand market to undertaking contracted projects. As we do our best to expand market, the competitors' aggressive pricing may greatly reduce our revenue and profits margin. We may not be success if we fail to compete with our competitors.

8. We are planning to serve small companies whose financial instabilities will cause us more uncertainties.

Most of our current or potential clients are s mall businesses, which have more risks. Some of the risks that small businesses face are overhead cost, cost of equipment, expected sales volume, salary cost, taxes, price charged for service or product, competitor's actions, the change of government policies, the local economy changing trends, risk that the product may become obsolete. Other risks include damages from fire, water, natural calamities, intentionally inflicted damages, loss of data and property due to theft, machine breakdown forcing work to come to a standstill, cash flow problems that may force a business to close. Anyway, small business has more uncertainties about their financial future. The ir financial condition s will have big volatile. Their uncertainties will cause their plans changing quickly, even to have problem to honor their payment liabilities, and therefore to bring our business uncertainties.

9. We have no business insurance; any unanticipated events or expenses may hurt our business substantially.

We have no general liability or umbrella liability insurance to cover legal hassles due to claims of negligence; no key person i nsurance to protect our company from a key person dies, falls ill, or leaves;

No criminal insurance to protect us from theft and malicious damage. Any unanticipated events or expenses may hurt our business substantially. For example, in July 2009, our business partner Wuxi XinSanZhou Special Steel LLD, who used our air separating equipment, made accident in the maintenance, and caused our directly economy loss (details in Section: Description of Business), and no insurance coverage could compensate our loss in that accident.

10. If we grant employee share options or other share-based compensation in the future, our net income per share could be negatively affected.

If we are forced to pay employees with stock, or stock options for services already performed, we may substantially reduce the worth of each share.

11. Foreign currency exchange fluctuation could adversely affect our profitability.

Most of our revenue and earnings are count in Chinese currency, Renminbi (RMB), and some foreign undertaking projects are counting in US dollars. In different fiscal year, the percentage of revenue counting in RMB over total revenue varies. Any fluctuation in exchange rate of foreign currency exchange could adversely affect our profitability.

12. Our Chairman controlled our Company, which could result in a lack of independence needed on certain issues and decisions, which impacting our shareholders.

Our Chairman and President, Mr. Si, currently owns 94% of the outstanding common stock, remaining in control of the Company.  Although Mr. Si is not party to any voting agreement, he will be able to exert significant influence, or even authority, over matters requiring approval by our security holders, including the election of all of our directors, control our operations, and inhibit your ability to change the Company's operations.  Accordingly, our shareholders will not have sufficient votes to cause the removal of Mr. Si in his function as officer and director.

As a result, we lack independent directors, independent board committees and an independent audit committee financial expert. There can be no assurance that Mr. Si will be completely independent in the decisions he makes as our sole director and/or principal stockholder that will ensure protection of the rights of other stockholders who purchase our securities in this offering.

Such concentrated control of the Company may adversely affect the price of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval.

13. If we fail to attract and retain the qualified personnel, it would severely negatively affect our business, operating results and financial results.

We depend on a core management and engineering team. The loss of any of these individuals could prevent us from achieving our business objective. Our future success will depend in large part on our continued ability to attract and retain other highly qualified engineering and management personnel, as well as personnel with expertise in marketing, government regulations, and understanding of some foreign government affairs. We face competition for personnel from other companies, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

14. Operations outside the United States may be affected by different local politics, business and cultural factors, different regulatory requirements and prohibitions among jurisdictions.

We are operating in China, Vietnam and USA, and planning to bid for additional undertaking contracted projects in other countries. Operations outside the United States may be affected by different local business and cultural factors, different regulatory requirements and prohibitions between jurisdictions, including the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments; and changes in regulatory requirement in various areas.

We are major in the emerging markets (i.e. nations with social or business activity in the process of rapid growth and industrialization). The developing nature in regulations, rules and business activities of these emerging markets presents a number of risks and uncertainties. Some examples are lack of transparency in doing business, and the environment policy uncertainty etc. Any of these changes may cause the increase of costs of the projects, and reduce the demand of our services. At this time we haven't seen any upcoming change, which would immediately adversely influence our services, but there is uncertainties in the future.

15. Downturn in the global economy may slow domestic growth in China, which in turn may affect our business.

Due to the global downturn in the financial markets, China may not be able to maintain its recent growth rates mainly due to the lack of demand of exports to countries that are in recessions. Our earnings may become unstable if China’s domestic growth slow, or the demand for steel and other mechanical equipment declines.

16. We plan to invest in Vietnam mining business in next a couple of years, and the lacking of managing mining business, and lack of capital may cause our investment failure.

The company has signed a confidential Letter of Intention (LOI) with a private owned mineral company (“the Partner”) of Cao Bằng, Vietnam. If this LOI executed, the Company will own 51% of the mining rights in seven mining spots of the Partner which already approved by Vietnam local government (details in Section of MD&A). However, this project needs a larger capital than we are currently have, and the unsuccessful to get the venture capital plus our lacking manage experience in mining, may cause our venture invest failure which would have a severe negative impact on our existing business.

                                   RISKS OF OUR CORPORATION STRUCTURE

17. Both China Complant and Henan Complant have the same members of Directors and Officers. Such identified leadership structure easily creates the conflicts of interests.

Both China Complant and Henan Complant have the same members of directors and officers, but the regulation and operating environments of two companies are different.  When the conflicts between China Complant of USA and Henan Complant of China would happen, there is no guarantee that the Board of Directors would act completely on our favor.

18. Our various corporation levels and affiliates are all greatly relative to one of the controlled persons. It also creates the conflicts of interests; and the risk of that various agreements will be easily terminated and other investors have little or no recourse.

Jianxun Si is the Chairman of China Complant, and Henan Complant, general manager of USA Weilong. He was also the trustee of the majority votes of the shareholders of Henan Complant when the contracted corporation structure of our Company was established. Such leadership structure easily creates the conflicts of interests. Since Jianxun Si stands on either side among several agreements of the corporation structure arrangements, it will create the risk of various agreements being easily terminated and other investors have little or no recourse because we don't have other revenue source except Henan Complant's, whose operating assets are wholly located in China.

19. If we get funding in the future, we will lend the money to Henan Complant for the expansion. Since Henan Complant is the related party of us, the conflict interests may prevent from our management to collect on Henan Complant's obligations, which hurts the invest return.

Henan Complant has the intention to access the US financial market, if we get some financial funding in the future, we will only lend money, not make equity investment for Henan Complant's expansion because the limitation of our coporation's structure. We are a related party of Henan Complant, which may prevent us to make transparent risk disclosure, and fairly collection of Henan Complant's obligations. If either of the cases happens, it would hurt our investment.

20. Our contractual arrangements with Henan Complant may not be as effective in providing control over these entities as direct ownership.

Since PRC law limits foreign equity ownership in some companies in China, we operate our business through contractual arrangements with Henan Complant and its shareholders. We have no equity ownership interest in Henan Complant. Compared with the direct equity ownership, these contractual arrangements may not be effective enough in providing control over Henan Complant. If Henan Complant fails to take actions required by our business decision despite its contractual obligation to do so, we may have to rely on legal remedies under PRC law, which may not be effective, especially the pledge agreements deeming unenforceable by the PRC. Additionally, we cannot assure you that either of Henan Complant's shareholders would always act in the contractual obligation

21. If Chinese government contemplates that these contractual arrangements between our company and Henan Complant, don't comply with the laws and regulations, our business could badly hurt.

We rely on contractual arrangements to manage and operate Henan Complant's business. Although we believe that in the contractual arrangements we are complying with current China's laws and regulation, we can't assure that Chinese government would contemplate these contractual arrangements complying with all the registration, or licensing, or regulatory requirement currently being accommodated or possible future being changed. If we were not considered compiling, our beneficially owned subsidiaries in China would not be controlled by us, further, even the licenses of our beneficially owned subsidiaries in China would be revoked, or they would suffer penalty. Our financial benefits would be greatly reduced, or cancelled. The equity and asset pledges could be determined to be null and void and the resulting consequences to our shareholders.

                                   RISKS OF DOING BUSINESS IN CHINA

Henan Complant operates from facilities that are located in China.  Accordingly, its operations must conform to governmental regulations and rules of the PRC.

22. The PRC legal system has inherent uncertainties that could limit the legal protections available to Henan Complant and China Complant.

The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Although, in past twenty years, some laws and regulations are issued for the protections provided to foreign invested enterprises in China, these laws, and regulations are relatively recent and evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors.

23. You may personally see difficulties in effecting service of legal process, enforcing foreign judgments or getting original actions in China based on United States or other foreign laws against us.

We only have contractual arrangements of operation in China. All of our senior officers are residents of China. Our PRC counsel has advised us that China does not have current treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As an impact, it may not be possible to affect service of process within the United States or elsewhere outside China upon our senior executive officers, including with feature to particular issues arising under U.S. federal securities laws or applicable state securities laws.

Any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

24. PRC accounting laws mandate accounting practices, which may not be consistent with the U.S. Generally Accepted Accounting Principles, and therefore our financials and their interpretation involve uncertainties.

China accounting laws require that an annual “statutory audit" be performed in accordance with PRC accounting standards, and the books of foreign invested enterprises to be maintained in accordance with Chinese accounting laws. Noncompliance with such requirements may cause revocation of our business license. However, these Chinese accounting practices may not be consistent with U.S. Generally Accepted Accounting Principles. The translation of the financial statements from the requirements of the PRC to US GAAP, requires interpretation and exercise of judgment, and contains uncertainties.

25. In order to reduce the inflation, the Chinese government recently has taken actions to curb this excessively expansive economy, and some measures may adversely affect Henan Complant’s operations.

Over the last few years, China’s economy has registered high growth rates. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken actions to curb this excessively expansive economy. These measures have covered restrictions on the availability of domestic credit, reducing the purchasing capability of some of its consumers, and limited recentralization of the approval process for purchases of certain foreign products. These austerity measures alone may not succeed in slowing down the economy’s excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The PRC government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect Henan Complant’s operations.

26. The Changes of PRC economic reform policies could result in a total investment loss in the Company’s common stock.

Since 1979, the PRC government has reformed its economic policies. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect Henan Complant’s operations.

Although the PRC government owns the majority of productive assets in China, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that business operations in China will not become subject to the risk of nationalization, or the Chinese government will continue its pursuit of economic reform policies, and the economic policies, even if pursued, will be successful; and China Compalnt and Henan Complant will be able to capitalize on economic reforms.

27. We must comply with the United States Foreign Corrupt Practices Act (FCPA) .. Any violation would have severely adverse effectiveness on our business and stock price.

Corruption, bribery, kickbacks, illegal payments and other fraudulent practices appear frequently in China and other emerging market. However, the United States Foreign Corrupt Practices Act prevents United States companies from involving in bribery or other prohibited payments to foreign officials for the purpose of acquiring or retaining business.  So far, our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act , and our company is in compliance with the Act .. But, we could make no guarantee that our workers or other agents will not engage in such conduct in the future. If our employees or other agents are found to have been involved in such practices, we could suffer severe penalties and other consequences : according to the FCPA's anti bribery provisions, the criminal penalties of the firms are subject to a fine of up to $2 million; officers, directors, and stockholders are subject to a fine of up to $100,000 and imprisonment for up to five years; while there can be civil penalties of up to $10,000 against any firm as well as any officer, director, employee, or agent of a firm, or stockholder acting on behalf of the firm, who violates the anti bribery provisions. If any or both of the penalties had occurred, the company's business and stock price would be severely adverse affected ..

                                    RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT A PRICE HIGHER THAN WHAT YOU PAID.

28.  We must comply with penny stock regulations, which could effect the liquidity and price of our stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to: Deliver a standardized risk disclosure document prepared by the SEC; Provide the customer with current bid and offers quotations for the penny stock; Explain the compensation of the broker-dealer and its salesperson in the transaction; Provide monthly account statements showing the market value of each penny stock held in the customer's account; Make a special written determination that the penny stock is a suitable investment for the purchaser and receives the purchaser's consent; and Provide a written agreement to the transaction.  These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

29. We do not anticipate paying any cash dividends in the foreseeable future, which may reduce your return on an investment in our common stock.

We intend to retain any future earnings to finance the growth and development of our business. Therefore we do not plan to pay any cash dividends in the foreseeable future. Any return on your investment would derive from an increase in the price of our stock, which may or may not occur.

30.  There is no trading market for our common stock and quoting our stock price on the Over-The-Counter Bulletin Board will increase the volatility of our stock and make it harder to sell our stock.

Our common stock is not eligible for trading on any stock exchange and there can be no assurance that our common stock will achieve listing on any such exchange. We intend to hire market makers, who will apply for quoting our stock price on the Over-The-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a service. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

  a). The lack of readily available price quotations;

  b). The absence of consistent administrative supervision of "bid" and "ask" quotations;

  c). Lower trading volume; and

  d). Market conditions.

In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

31. Investors in this offering may suffer substantial dilution or an unrealized loss of seniority in preferences and privileges if we need to seek additional funding in the future.

We have authorized 70 millions of shares with only about 25 millions of shares outstanding. If we desire to raise additional capital in the future because we will experience losses, or we need to expand our operations, then we may have to issue additional equity, preferred securities or convertible debt securities, which may not need the approval of current shareholders. The issuance of new shares would cause the buyers in this offering to suffer dilution of their ownership percentage. In addition, it is possible that any future securities could grant new shareholders rights, preferences, and/or privileges that are different from this offering.

32. Sales of a substantial number of shares of our common stock into the public market by selling stockholders may result in significant downward pressure on the price of our common stock.

When this registration statement is declared effective, the selling stockholders may be reselling all of their owned shares of our common stock. Sales of a substantial number of shares of our common stock in the public market could have an adverse effect on the price of our common stock and cause a reduction in the market price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by others. Any such short sales could place further downward pressure on the price of our common stock.

                                         FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are based on our current goals, plans, expectations, assumptions, estimates and predictions regarding the Company.

When used in this prospectus, the words "plan", "believes," "continues," "expects," "anticipates," "estimates," "intends", "should," "would," "could," or "may," and similar expressions are intended to identify forward looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or growths to be materially different from any future results, events or growths expressed or implied in this prospectus.

The statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. These statements include, but are not limited to, statements under the captions, "RISK FACTORS,"  "MANAGERMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS", and "DESCRIPTION OF BUSINESS".

We do not undertake any obligation to update any forward-looking statements contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law.

                                             USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                                       DETERMINATION OF OFFERING PRICE

We determined the offering price arbitrarily. There is no relationship between our offering price versus our assets, future earnings, book value, net worth or other economical or recognized criteria. The estimated offering price set forth on the cover of this prospectus is subject to change as a result of market conditions and other factors.

                                                 DILUTION

There will be no dilution to our existing shareholders because the common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.

                                           SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 197910 shares of Common Stock offered through this prospectus. The selling shareholders except Andrew Chien, and Anding Qian, Bolin Ma, who got shares from their private transaction with Andrew Chien, are employees and some consultants of Henan Complant who acquired their shares on December 20, 2010 from private transfer from JianXun Si as a one time special award.

Andrew Chien was the founder of Fangxing, and sold 97% of his shares to Jian Si and distributed 50,000 of his shares to Anding Qian, and 1000 shares to Bolin Ma at par value as gifts.

We will not receive any proceeds from the sale of the shares by the selling shareholders.

The shares should be registered for our company going public Please be aware that none of the selling shareholders is any officer or control person of the company except CFO Yang Zhang who owned 640 shares, and Andrew Chien is acting as a consultant to do SEC filing for our company. Neither of them has any family relation with JianXun Si. Neither of them is in the business of underwriting securities. Under all the circumstances it appears that neither of sellers is acting as a conduit for our company.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including: selling shareholder’s names and the number of shares owned by each prior to this offering; the total number of shares that are to be offered for each; the total number of shares that will be owned by each upon completion of the offering; and the percentage owned by each upon completion of the offering.

Island Stock Transfer, will be the transfer agency of China Complant Group Inc.

Names of Selling Shareholders	Shares Owned Original	Shares Offered	Shares Owned after Offering	Percent Owned after Offering
GuoJun Qiao	370	370	0	0
XingWei Qiao	370	370	0	0
JunFeng Liu	350	350	0	0
JunLiang Fu	290	290	0	0
ZhiHua Wang	320	320	0	0
ChunJie Xie	240	240	0	0
JianPing Wang	670	670	0	0
JinCang Si	450	450	0	0
HaiTao Wang	400	400	0	0
MingJun Wang	400	400	0	0

XianJun Si	370	370	0	0
YongTao Li	250	250	0	0
XiaoXun Si	650	650	0	0
Yun Chen	400	400	0	0
XinXi Wang	340	340	0	0
PengBin Si	350	350	0	0
FuChang Xie	400	400	0	0
BaiLing Li	370	370	0	0
PengTao Wang	290	290	0	0
YongQiang Shen	320	320	0	0
WenZhang Si	390	390	0	0
GuoYing Hua	290	290	0	0
MaiQun Xie	570	570	0	0
Wei Fu	650	650	0	0
ZongYu Si	390	390	0	0
XiuQiang Wang	420	420	0	0
PeiXun Si	450	450	0	0
XiaoQing Jing	370	370	0	0
XiaoLei Zhang	250	250	0	0
XuLing Gong	170	170	0	0
HuiMin Liu	210	210	0	0
JianWei Zhu	650	650	0	0
QuanYi Wang	320	320	0	0
GuangYing Li	250	250	0	0
ChunTang Ding	320	320	0	0
SuiJun Gao	390	390	0	0
YuFeng Guo	340	340	0	0
QingFeng Jia	370	370	0	0
RongYao Zhao	470	470	0	0
HongYun Zhang	250	250	0	0
WenFa Si	220	220	0	0
XiangQin Lu	150	150	0	0
GuoSen Liu	220	220	0	0
MingYu Guo	220	220	0	0
ShuFang Du	170	170	0	0
QuanGui Li	150	150	0	0
ShuRen Si	150	150	0	0
JinShui Si	170	170	0	0
MingJie Wang	160	160	0	0

TieQun Xie	250	250	0	0
WenXing Wang	420	420	0	0
ZhongChen Chen	570	570	0	0
Qian Liu	470	470	0	0
Wei Guo	540	540	0	0
Yi Yang	540	540	0	0
ErLing Qu	450	450	0	0
XiaoYan Zhao	640	640	0	0
JunWei Si	340	340	0	0
YangPing Su	340	340	0	0
Yang Zhang	640	640	0	0
Xue Wang	640	640	0	0
CongYing Si	300	300	0	0
YongGang Wang	640	640	0	0
ShuXun Si	1250	1250	0	0
JunQiu Li	1050	1050	0	0
Xin Wang	640	640	0	0
ShiXun Si	1050	1050	0	0
RongBin Li	1880	1880	0	0
JianDe Li	1150	1150	0	0
WenHai Liu	500	500	0	0
ShengYing Li	840	840	0	0
FengLin Chen	750	750	0	0
Ke Wang	750	750	0	0
YingJie Li	740	740	0	0
HongWei Li	640	640	0	0
MiYuan Chen	640	640	0	0
LinJiang Shi	640	640	0	0
SongBo Liu	490	490	0	0
XiuZhong Liu	340	340	0	0
RongSong Li	320	320	0	0
HaoWei Zhao	320	320	0	0
ShaSha Xing	320	320	0	0
CuiShuang Wang	320	320	0	0
HaoRan Ma	320	320	0	0
Miao Liu	320	320	0	0
JianHua Li	840	840	0	0
Xuan Fu	840	840	0	0
ZhengJun Li	1050	1050	0	0

ShuXun Shi	1250	1250	0	0
Andrew Chien	100000	100000	0	0
Anding Qian	50000	50000	0	0
Bolin Ma	1000	1000	0	0

Total:	194960	194960	0	0

Note:

The named party beneficially owns and has sole voting and investment rights over all shares. The numbers in this table assume that none of the selling shareholders purchases additional shares of common stock, and assumes that all shares distributed are done. The percentages are calculated on the assumption that there were 25,000,000 shares of Common Stock outstanding on the date of this prospectus.

                                          PLAN OF DISTRIBUTION

The selling shareholders or their pledgees, transferees or other successors in interest may sell some or all of their common stock in one or more transactions, including block transactions, or privately negotiated transactions.

We determined this offering price by our view. The selling shareholders will sell our shares initially at $ 1.5 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering will keep up to two years from the effective day of the S-1. In the event that we permit or cause this prospectus to lapse, the shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

China Complant is bearing all costs relating to the registration of the common stock, while the selling shareholders will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

In the offer and sale of the common stock, the selling shareholders must comply with the requirements of the Securities Act and the Exchange Act. In particular, when the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, as that term is defined under the Securities Act of 1933 or the Exchange Act of 1934, or the rules and regulations thereunder, they must comply with applicable law and may, among other things, not engage in any stabilization activities in connection with our common stock. They may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities for a period beginning five business days before the date of this prospectus until they are no longer at selling.

If selling stockholders sell these shares of our common stock directly to any or both of market makers and broker-dealers acting as agents for their customers, they should furnish each market maker, or broker-dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such market maker, or broker-dealer.

Alternatively, the selling stockholders may sell all or any part of the shares of the common stock offered hereby through an underwriter. In this case, we may see that a deal or agreements will be signed between an underwriter and a selling stockholder, then the associated details will be set forth in a supplement or revision to this prospectus. So far, no selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into.

None of the selling shareholders are broker/dealers or are affiliated with broker/dealers.

                                       TRANSFER AGENT AND REGISTRAR

Island Stock Transfer, 100 Second Avenue South, Suite 705S, Saint Petersburg, FL 33701. Tel: 727-289-0010, will be our stock transfer agent for our common stock.

                                            LEGAL PROCEEDINGS

To our knowledge, neither the Company, nor any officer, director, is a party to any material legal proceeding.

No officer, or director has ever violated a securities law, been convicted of a felony, nor filed bankruptcy.

                       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our Company hold office until the next annual meeting of the shareholders, or until their successors have been elected. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of the date of this filing, our directors and executive officers are listed below.

  Name             Age          Term Served as       Position with the

                               Director/Officer          Company

JianXun Si         46          December 2010        Chairman & President

HuaXun Si          52          December 2010            Director

ZhengJie Gu        46          December 2010            Director

YongZhi Zheng      42          December 2010               CEO

Yang Zhang         25          December 2010               CFO

QingHua Meng       52          December 2010           Secretary

JianXun Si, Founder, Chairman and President, Senior Engineer, Graduated from Zhenzhou Electronic-Mechanical High Vocational School in July 1987, then employed as the manufacturing technician in Keifeng Air Separator Group until April 1999. After that he became an entrepreneur, later established Henan Complant in November 2001. From 2002 to 2004, he was trained in the MBA program of Qinghua University China.

HuaXun Si, Director, Principal of the First Junior High School, Guodian, Xinzheng City, since 1978, and graduated from ShangDong Qufu Normal University in July 1978.

ZhengJie Gu, Director, Graduated from Zhenzhou Electronic-Mechanical High Vocational School in July 1987, then employed as a technician in Keifeng Air Separator Group. He joined Henan Complant when it established in 2001.

YongZhi Zheng, Director, Graduated from NanJing University of Science and Engineering in June 1990, then employed as an Engineer in Keifeng Air Separator Group until December   04. From December   04, he joined Henan Complant as an Engineer until December 2009. After December 2009, he became CEO of Henan Complant.

QingHua Meng, Secretary, Graduated from Henan Kaifeng Technician College in July 1979 and she was employed by Henan Complant in January 2003 working in the administrative department.

Yang Zhang, CFO, Graduated from Zhengzhou Institute of Aeronautical Industrial Management in June 2006. After two month looking for job, she was employed by Henan Complant since August 2006. She also received the Correspondent Education from Xi'an Jiaotong University from March 2007 till January 2010.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to violate a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers except HuaXun Si is the brother of JianXun Si.

Audit Committee

The Board of Directors acts as the Audit Committee and the Board has no separate committees.

Code of Ethics

In December 2010, the Company adopted the Code of Ethics pursuant to Item 406 of Regulation S-K, of which all our officers and employees are bound by.

The Code of ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with the law. A copy of the Code of Ethics is included as Exhibit 14 to this registration statement. The full text of the Code of Ethics in both English and Chinese versions also posted in the Company's website:

English version link:

http://en.hncomplant.com/newEbiz1/EbizPortalFG/portal/html/InfoContent.html?InfoPublish_InfoID=c373e92cb41270758fffa17c4c0dafd4

Chinese Version link:

http://hncomplant.com/newEbiz1/EbizPortalFG/portal/html/InfoContent.html?InfoPublish_InfoID=c373e92cb4182fd78fffa17c4c0dafd4

A printed copy of the Code of Ethics may be obtained free of charge by writing to the Corporate Secretary at: Room 51, Floor 12 of Building B, FuTian Oriental Plaza, HangHai East Road, ZhenZhou, Henan, 450000, China.

Director Independence

     There is no independent director.

                                FUTURE SALES BY EXISTING SHAREHOLDERS

A total of 25,000,000 shares, except 197910 shares registered here, of common stock were issued pursuant to Rule 144 of the Securities Act, all of which are "restricted securities". Under Rule 144, the shares may be publicly sold, subject to volume of our trading market, plus other restrictions, one year from the date the certificate was issued.

Shares purchased from this offering, will be immediately available for resale. However, there is currently no trading market and, if a trading market develops, the sale of shares by any of our officers or directors could have a depressive effect on the market value of our common stock.

                                     DESCRIPTION OF THE SECURITIES

Common Stock:

We are currently authorized to issue 70,000,000 shares of $0.0001 par value common stock. On the date of this prospectus, there were 25,000,000 shares issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Shareholders with voting rights are entitled to one vote per each share of stock they own.

Holders of shares of common stock are entitled to share in all dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of the shares of common stock are entitled to participate on a pro-rata basis in a distribution of assets available for distribution to all shareholders. There are no conversions, pre-emptive, or other subscription rights or privileges with respect to any shares.

Reference is made to our Articles of Incorporation and Bylaws for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights. This means that the holders of more the 50% of the shares will be able to carry the majority vote for each of the directors; thereby electing all of the directors, as well as the Member of the Audit Committee, if they choose to do so. In such event, the holders of the remaining shares, aggregating less than 50%, will not be able to elect any of the directors.

                                INTEREST OF NAMED EXPERTS AND COUNSEL

None of the experts named below was or is a promoter, underwriter, voting trustee, director, officer or employee of China Complant Holding Inc.

Legal Matters: Timothy S. Orr, attorney at law, has reviewed this registration statement and provided an opinion on the validity of our issuance of Common Stock thereunder.

Accounting Matters: The financial statements appearing in this prospectus and registration statement have been audited by Kenny Ruan, CPA, located in Woodbridge CT, as set forth in their report attached to this prospectus, are included in reliance upon such report given on the authority of such firm as experts an accounting and auditing.

         DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles and By-laws of Incorporation, as amended, provide that the Board of Directors has the power to:

1. indemnify our directors, officers, employees and agents to the fullest extent permitted under the laws of the State of Nevada;

2. authorize payment of expenses incurred in defending a civil or criminal action; and

3. purchase and maintain insurance on behalf of any director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                             ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated in December 18, 2009. We have controlled interests in December 2010 in Henan Complant which has over ten years operating history.

                                      DESCRIPTION OF BUSINESS

Industry and Market Overview:

In past decade, China's average GDP has growth of about 10% per year, which increased the demands of general mechanical equipment. In June 2006, Chinese State Council made a decision, entitled " Comments of Speed up the revitalization of certain equipment manufacturing industry", which raised the target of domestically set up a very competitive equipment manufacturing industry in order to meet the growing demands of equipments from metallurgical, petrochemical, mining, transportation and energy industries, etc. Since then the general mechanical equipment industry grew very well under some government favorable policy. Recently Chinese government announced that the monetary-policy will change to “prudent” from ‘moderate loose” from year 2011, and GDP growth rate will reduce to around 9%, which is still a good expansion indicate for general mechanical equipment manufacturing industry. However, as more suppliers enter the market, the profits margin reduced recently, we will build our business not only as an air separator manufacturer, but also as an air supplying owner. We built our supply air plant at the customer plant to charge our customers monthly fee on air supplier, which will increase our profits margin.

Part of our business is export and undertaking foreign country’s steel mill built projects which were aided by Chinese government loan. This area also will grow as Chinese government foreign aid loan continues in growth and more countries will plan to build new steel mills.

Segments of Company’s Business:

(1) Manufacturing of Mechanical Equipment:

We are designing, manufacturing and installing complete set of air separation equipments, pressure vessels and pipelines, and environmental protection projects, like gas purification, sewage treatment, noise treatment etc. We also provide high quality spare parts of our manufacturing equipments, and cranes, pumps, refractory materials, and furnace burdens. We provide services for metallurgical, Petrochemical, electronic power and coal chemical etc., industries.

We have manufacturing facilities with an office building and three plants located at South 107 State Road, 709 KM place, ZhengZhou, Henan Chian.

     Following catalogs are our major manufacturing products:

•

Air separation equipment;

•

All kinds of heat transfer equipment;

•

Centrifugal Compressor;

•

Cryogenic liquid storage tanks;

•

Cryopump;

•

Centrifugal Compressor;

•

Gas Producers;

•

Mobile containers;

•

Various pressure vessels;

•

Water treatment equipment.

(2)  Air supplying investment.

We have built two air supplying factories for our customers: one hold the air separation equipment of 6000 m3 / h for supplying air to  Wuxi XinSanZhou Special Steel LLD, and another of 6000 m3 / h for supplying air to  to FuJian XinHi Metallurgical LLD.

•

The air supplying for Wuxi XinSanZhou Special Steel LLD initiated from October 2008, and generated 700,000 Yuan RMB gross revenue per month.

•

The air supplying for FuJian XinHi Metallurgical LLD initiated from April 2008, and generated 700,000 Yuan RMB gross revenue per month.

Guangtai contract signed on April 23, 2009,  to build an air supply factory in Guangdong province, China is in the progress, and scheduled to complete in June 2011.

Air supplying interruption:

On July 15, 2009, when Wuxi XinSanZhou Special Steel LLD took maintenance of the air separating equipment of 6000 m3 / h, an accident happened which caused the equipment has severe damage. After the investigation led by the safety department of Wuxi city government, it is confirmed that the violation of the operating procedure of the employees of Wuxi XinSanZhou Special Steel was the causation of the accident. However, Henan Weilong got neither any payment from Wuxi XinSanZhou Special Steel nor any compensation for repairing the equipment damage after the accident happened. Although Wuxi XinSanZhou Special Steel later fixed the air separating equipment at their own payment, they asked Henan Weilong to cover certain costs. In February

2010, a new agreement between Wuxi XinSanZhou and Henan Compalnt was signed to replace the old contract. According to the new contract, Wuxi XinSanZhou Special Steel LLD will reduce the payment to 490,000 Yuan RMB per month, and the rental payment from February 6, 2010 to February 6, 2011 will offset part of the costs of fixing the Henan Weilong air separating equipment of 6000 m3 / h paid by Wuxi XinSanZhou Special Steel.

 (3) Undertaking contracted projects

We undertook several contracted iron and steel projects since 2004. Following three projects are signed after 2008.

     a) In November 2008, we signed contract for Vietnam-Italy Iron and Steel Joint Stock Company to build the steel production line with capacity of 300,000 ton/ year. Our services include to set up 3200 m3 / h air separation equipment; 30 tons Electro Smelting Furnace of Steel and LF Refining Furnace.

     b) In November 2009, we signed contract for Vietnam GaoPing Iron and Steel Joint-Stock Company to establish the steel production line with capacity of 220,000 ton/ year. Our services include to set up 36 m2 Agglomeration Plant, 3800 m3 /h Oxygen Generator, 179 Blast-Furnace Iron Plant, 20 Tons of Transferring-Furnace Steel Plant, Two-Stands Casting Machines.

     c) In March 2010, we signed contract for GuangZhou TaiDu Iron and Steel Company to build the steel production line with capacity of 450,000 ton/ year. Our services include to set up 110 m2 Agglomeration Plant, 6000 m3 /h Oxygen Generator, 480  Blast-Furnace Iron Plant, 45 Tons of Transferring-Furnace Steel Plant, Four-Stands Casting Machines.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

Henan Complant has following licenses and permission:

Qualified Permission for Foreign Undertaking Contracted Projects issued by Henan Province, China;

Construction Enterprise Qualification issued by Henan Province, in August 2006;

Confirmation for quality system satisfied ISO9001:2000 and GB/T 19001-2000 in August 2007 by China National Quality Confirmation Center;

Pressure Containers and Pipes Design, Manufacturing Permission and Pressure Pipes Repair and Installation Licenses until June 2013 issued by Henan Quality Technology Monitoring Bureau, China.

Competitions:

There are strong competitions in our business. In China alone, there are over seven hundreds of plants to engage the manufacturing of air separator equipments. Many of our competitors such as Keifeng Air Separator Group LLC, and HangYang Limited, etc., have certain advantages over us because their:

•

greater financial resources,

•

much longer operating history,

•

stronger name recognition, and

•

superior marketing resources.

We may not be able to compete successfully against such established competitors. We planed to stable and expand our market by improving our product quality and serving our customers carefully and do our best to satisfy customers’ demands. Competitive pressures may also force us to lower our service prices. Any price reduction could reduce our revenues and profitability. Any inability to secure or maintain customers would adversely affect our ability to generate revenue and realize profits.

Costs and Effects of Compliance with Environmental Laws

None

Employees

As of September 30, 2010, we have approximately 76 full time, and about 120 part time employees. None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

Incentive of Going Public in USA

Henan Complant has prepared to expansion its operation through acquisition or other invests such as to engage in venture investment in Vietnam of mining industry (c.f. Section MD&A Page.  ). Henan Complant believes that in order to successfully implement its expansion plans, in addition to capital provided internally generated revenues; it will require significant amounts of additional capital.  Henan Complant believes that its best strategy for obtaining additional capital is to access the United States capital markets. It is for this reason that China Complant desires to engage in the process of publicly listing in

USA. China Complant believes that the public company status of the Company will permit the Company to engage in financings. The Company would then lend the proceeds to Henan Complant or co-venture with Henan Complant. In addition, Henan Complant believes that having an affiliated entity that has a public market for its shares will allow it to construct equity incentives for its management and employees and, because the equity interest that its shareholders will receive in the Company, give its existing investors some degree of liquidity for their equity ownership interest.

Contractual Arrangements with Henan Complant and its Stockholders

Our relationships with Henan Complant and its stockholders are governed by a series of contractual arrangements, as we (including our direct and indirect subsidiaries) do not own any equity interests in Henan Complant. PRC law currently has limits on foreign ownership of certain companies. To comply with these restrictions, China Complant entered into the following contractual arrangements with Henan Complant and its owners on December 20, 2010:

Consulting Services Agreement. Pursuant to the consulting services agreement with Henan Complant, China Complant has the exclusive right to provide to Henan Complant general consulting and services related to the general business of Henan Complant, such as manufacturing and sale of pressure containers, air separators, environmental equipment, lower temperature equipment, chemical equipment and metallurgical equipment, and undertaking internationally contracted projects, and export and imports of approved goods and technologies.  Under this agreement, China Complant owns the intellectual property rights developed or discovered through research and development providing the Services for Henan Complant. Henan Complant pays an annually consulting service fees in Renminbi (“RMB”) to China Complant that is equal to all of Henan Complant’s profits for such fiscal year. The consulting services agreement is in effect for ten (10) years from December 20, 2010, and shall be automatically renewed for additional ten (10) year period. Additionally, China Complant may terminate the consulting services agreement without cause while Henan Complant can't.

Operating Agreement. Pursuant to the operating agreement with Henan Complant and the stockholders of Henan Complant who collectively hold the majority of the outstanding shares of Henan Complant (collectively “Henan Complant Majority Stockholders”), China Complant provides guidance and instructions on Henan Complant’s daily operations, financial management and employment issues. The Henan Complant Majority Stockholders must designate the candidates recommended by China Complant as their representatives on Henan Complant’s board of directors. China Complant has the right to appoint senior executives of Henan Complant. In addition, China Complant agrees to guarantee Henan Complant’s performance under any agreements or arrangements relating to Henan Complant’s business arrangements with any third party. Moreover, Henan Complant agrees that without the prior consent of China Complant, Henan Complant will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Henan Complant, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from December 20, 2010 and shall be automatically renewed for additional ten (10) year period. Additionally, China Complant may terminate the consulting services agreement without cause while Henan Complant can't.

Equity Pledge Agreement. Under the equity pledge agreement with the Henan Complant Majority Stockholders, the Henan Complant Majority Stockholders pledged all of their equity interests in Henan Complant to China Complant to guarantee Henan Complant’s performance of its obligations under the consulting services agreement. During the term of pledge, in the event that Henan Complant fails to perform any obligations under consulting services agreement and operating Agreement, China Complant shall have the right to sell or dispose of the pledged assets in accordance with relevant laws. The Henan Complant Majority Stockholders agreed not to dispose of the pledged equity interests or take any actions that would prejudice China Complant’s interest. The equity pledge agreement will expire two (2) years after Henan Complant obligations under the exclusive consulting services agreement have been fulfilled.

Proxy Agreement. Pursuant to the proxy agreement with the Henan Complant Majority Stockholders and Henan Complant, the Henan Complant Majority Stockholders agreed to irrevocably grant a designee of China Complant with the right to exercise their voting and other rights, including the rights to attend and vote at stockholder’s meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and Henan Complant’s Article of Association, as well as the rights to sell or transfer all or any of their equity interests of the Company. The term of this Proxy Agreement is twenty (20) years from December 20, 2010 and may be extended additional twenty (20) years prior to its expiration by written agreement of the parties.

Option Agreement.  Under the option agreement with the Henan Complant Majority Stockholders, the Henan Complant Majority Stockholders irrevocably granted China Complant or its designee an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Henan Complant for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law. China Complant or its designee has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from December 20, 2010 and shall be automatically renewed for additional ten (10) year period.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

One example is the lawsuit filed by plaintiff Beijing Ma-er-da scientific Technology LLC in May 2009 for claim of “unpaid” loan of 44,800 Yuan RMB (approximately $6,800). This case denied in December 2009 by the People’s Court of Henan ZhengZhou Guan City Wei Minority where the case was filed, due to the lack of the personal jurisdiction. After the judgment, the plaintiff moved this case into another court Henan XinZheng People’s Court waiting for the judgment. We believe that the plaintiff brings a frivolous case against us.

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

General

China Complant Group Inc (“China Complant” or “the Company”) was incorporated in the State of Nevada on December 16, 2009  under the name of FangXing Holding Inc. On December 20, 2010, JianXun Si purchased 97% of the outstanding shares of FangXing Holding Inc., became the Chairman and President, and changed the name of the company to China Complant Group Inc..

China Complant has not conducted any substantive operations of its own, and conducts its primary business operations through its variable interest entity (“VIE”), Henan Complant Mechanical & Electrical Equipment Group Co., Ltd (“Henan Complant”), a Chinese company, the financial results, assets and liabilities of which are consolidated into the financial statements of China Complant, based on Henan Complant’s status as a variable interest entity (VIE) following the criteria set forth in FASB Interpretation No. 46 R (Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51). Through various contractual arrangements, China Complant, as absorbed the majority of the risk of loss from Henan Complant’s activities and receives a majority of its expected residual returns.

Before September 8, 2010, Henan Complant was named as Henan Weilong Air Separation Equipment Co., Ltd. (“Henan Weilong”). Henan Weilong was incorporated in ZhenZhou, Henan, China by JianXun Si on November 27, 2001, and its business was manufacturing and worldwide sale of pressure containers, air separators, environmental equipment, lower temperature equipment, chemical equipment and metallurgical equipment, and air supplying investment, and undertaking internationally contracted projects.

In August 2010, Henan Weilong established its subsidiary USA Weilong Electromechanically Trade Inc., in 9157 Las Turnas Dr., Temple City, CA 91780 for exports and imports purpose. This subsidiary is still in the development stage, and hssn’t generated any revenue yet.

Hereinafter, China Complant, Henan Complant, Henan Weilong, and USA Weilong are sometimes collectively referred to as the “Company.”

Currently, we have three segments to generate revenue:

   (1) Manufacturing of Mechanical Equipment;

   (2) Air supplying investment;

   (3) Undertaking contracted projects, excluding sale of some of our manufactured mechanical equipment.

Recent Accounting Pronouncements:

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12, Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent), which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this Update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this Update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity’s measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this Update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this Update, such as the nature of any restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this Update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements,” or ASU 2010-09. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance; however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

Results of Operations:

In fiscal year 2010, the total shareholders’ Equity increased to $ 11,199,674 from $ 13,258 in the fiscal year 2009. The big increase was due to one officer’s investment and the additional paid-in capital in fiscal year 2010 was $ 16,347,209 compared with $ 4,638,620 in the fiscal year 2009.

Revenue in 2010 was $2,910,748, 10% increased from revenue of 2,640,231 in the same period of 2009 and the revenue increase was due to the execution of undertaking project of Vietnam-Italy Iron and Steel Joint Stock Company.

The costs of sale in 2010 was $1,946,649 decreased from costs of 2,455,335 in 2009. The reason for the decrease was that in 2010, more work was for the undertaking project of Vietnam-Italy Iron and Steel Joint Stock Company while in 2009, more work was for manufacturing of air separating equipment.

Operating expenses:

                                             For the year ended September 30

                                                 2010                    2009

                                        ____________________   _________________________

                                                   Percent of                 Percent of

                                       Amount    Total revenue   Amount    Total revenue

Gross Profits                        $   964,099     33%         184,896        7%

General and Administrative Expenses  $ 2,073,720     71%     $ 2,008,250       76%

      The gross profits in 2010 were $ 964,099, 33% of the revenue, better improvement than that of 184,896, 7% of the revenue in the same period of 2009. The improvement was due to undertaking project having higher profits margin, while the lower margin in 2009 was due to manufacturing of air separating equipment having lower margin.

General and Administrative Expenses.  General and administrative expenses totaled $ 2,073,720  for the year  ended September 30, 2010, as compared to $ 2,008,250 for the same period of 2009. The increase was due to the start up costs of USA Weilong.

Liquidity:

In 2010, we need more capital to build the Guangtai project which is the new air supplying investment in Guangdong province, and to cover the operating loss.

We get the liquidity from the operation margin, cash invest from the investor (officer), and loan from the bank. As of September 30, 2010 and 2009, the cash received from the investor was 2,643,365 and $ 585,540 respectively, and the loan balances from the bank were $2,089,209 and $732,172, respectively. The loans are one year term and bear interest rates from 5.5410% to 6.3700%.

We believe that we have enough cash to meet the demand of next twelve month operation.

Exchange Rates Used in Audited Year-End Financial Statements:

	September 30, 2010	September 30, 2009

Balance Sheets as at	USD 0.1492 : RMB 1	USD 0.1464 : RMB 1
Statements of Operations and Cash Flows for the year ending	USD 0.1469 : RMB 1	USD 0.1464 : RMB 1

Plan of Operations:

In the next twelve month, we will execute another undertaking project of Vietnam Cao Bằng Iron and Steel Joint-Stock Company, and complete the Guangtai project which is the new air supplying investment in Guangdong province. The two areas operation has higher profits margin than manufacturing of air separators.

Vietnam Mining Venture Consideration

After the company has worked in Vietnam for two projects to build the steel production facilities since 2008, the company has more contacts with the mining industry in Vietnam. In Vietnam, Cao Bằng (Chinese: 高平, Gāopíng) province, which has common international border with Guangxi province of the People’s Republic of China, is rich in mineral resources, and famous for producing iron ores of rich grades, decorative stones, and manganese deposits (source: Vietnam government mineral museum website: http://www.dgmv.gov.vn/baotang/KSVN_EN.htm).

However, Cao Bằng needs foreign capital investment and technologies to explore and dig its mineral resources, which recently encouraged by Vietnam government. In 2009,

The company has signed a confidential Letter of Intention (LOI) with a privately owned mineral company (“the Partner”) of Cao Bằng, Vietnam. If this LOI executed, the Company will own 51% of the mining rights in seven mining spots of the Partner which already approved by Vietnam local government. The Company has short and long-term plans as follows:

     In short term, the company will take 51% of the digging rights of the seven spots, after paying cash of 13.77 billion Vietnam Dong (approximate: $706,000), and then investing approximate $6.2 million for pig iron production within one year. After the project finishes, pig iron product could be sold at estimated revenue of $ 16 million annually. We will make the short-term capital requirement through: (a) generating cash from the Company’s operation; (2) bank loan; (3) private-investment.

     This project is also suitable for long-term consideration because in 2009, Vietnam’s GDP per capita was about 1/6 of that of China. Vietnam government pays high attention to build domestically constructures such as housing, highway etc. We believe that Vietnam could have a long-term growth demand for the steel industry. As long-term invest project, we could plan to make about $64 million investment, and build an iron sintering production line including a 550 cubic meters of blast furnace. With additional $72 million investment, we could build a steel production facility with annual products of 650 thousands of tons. Total projects may be finished in about three years. As how to satisfy the long-term capital requirement, we will make detail execution plan after the short-term project finishes.

                                      DESCRIPTION OF PROPERTY

Headquarters:

Our administrative headquarters are currently located in approximately 2,000 square feet of office space at Floor 12 of Building B, FuTian Oriental Plaza, HangHai East Road, ZhenZhou, Henan Province, 450000, China Rm. 10601, China. This property belongs to JianXun Si, our Director and President. This property is provided free for the use of our administrative division.

Henan Complant Manufacturing Facilities:

The manufacturing facilities with an office building and three plants located at ZhengZhou, South 107 State Road, 709 KM place with total occupied land of about 3,333,000 square feet with fifty years exclusive usage right. The office building has approximate 6230 square feet of construction space; three plants has approximate 71140 square feet of construction space and an employee dormitory building has approximate 13230 of construction space. Another new plant is in the process of construction.

Facilities in Wuxi, Jiangsu Province:

Within the facilities of Wuxi XinSanZhou Special Steel LLD, we have a plant with approximately 9940 square feet of construction space, to install the 6000 m3 / h air separators.

Facilities in FuZhou, FuJian Province:

Within the facilities of FuJian XinHi Metallurgical LLD., we have a plant with approximately 24000 square feet of construction space, to install the 10000 m3 / h air separators.

                              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Contractual Arrangements with the Henan Complant and its Shareholders:

Chinese law restricted to a certain extent, foreign equity ownership of certain companies. To comply with these restrictions, on December 20, 2010, China Complant has signed a series of contractual arrangements with the Henan Complant and its shareholders. They are Exclusive Consult and Services Agreement, Operating Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Proxy Agreement. For a description of these contractual arrangements, see "Description of Business", section "Contractual Arrangements with the Henan Complant and its Shareholders".

Private Shares Transfer:

On December 20, 2010, JianXun Si distributed from his own shares, to HuaXun Si, 1,309,500 shares, which are  5.4% proportional to HuaXun Si’s share ownership in Henan Complant, and additional 956,285 (3.9%) shares to part of Directors, officers and almost all employees as shown in most of the selling Shareholder list.

                 SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWERNERS AND MANAGEMENT

We have issued shares to the following officers, directors, promoters, and beneficial owners of more than 5% of our outstanding securities.

   Name                  Number        Percent of Class       Position with

                        Of Shares                              the Company

JianXun Si*              21,987,165        87.9 %               Chairman

HuaXun Si*                1,309,500         5.2 %               Director

ZhengJie Gu*                                                    Director

YongZhi Zheng*              242,500         1.0 %              Exe. Director

Wei Liu*(*)                  242,500         1.0 %              Manager of

                                                             Depart of Tech

XinLiu Yan*(*)               121,250         0.5 %            Manager of Purchasing

Yang Zhang*                     640         0.002 %               CFO

QingHua Meng*                60,625         0.25 %               Secretary

 Total:                   23,964,180       95.9%

*Note: Address:

Room 51, Floor 12 of Building B, FuTian Oriental Plaza, HangHai East Road

ZhenZhou, Henan, 450000, PRC

(*) Manager of Middle Level

                         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, our securities are not publicly traded. There is no assurance that a trading market will ever develop, or, if one does develop, it will be maintained for any length of time. Pursuant to this prospectus, the selling shareholders are offering a maximum of 194,960 shares of common stock on a best efforts basis. Our stock is held by a small number of investors, which reducing the liquidity of our stock. Consequently, a purchaser of shares may find it difficult to resell the securities offered in this prospectus, should he desire to do so. The shares of this Company are not eligible for margin so it is unlikely that a lending institution would accept our common stock as collateral for a loan.

To date, none of our outstanding shares are subject to any outstanding options, warrants to purchase, or securities that are convertible into common stock.

As of the date of this Prospectus, 25,000,000 shares of common stock are issued and outstanding. These shares are considered “restricted securities” because they were issued in reliance upon an exemption from the registration requirements of the Securities Act and not in connection with a public offering.  After this registration statement becomes effective, a total of 194,960 shares of our common stock will become immediately available for sale to the public and the remaining shares will become available for resale under Rule 144 of the Securities Act, which specifies that an affiliate of a reporting company may resell restricted securities, subject to holding period, volume limitations, timing, manner of sale, and filing of notice requirements. Under Rule 144, a person who has beneficially owned shares of a Company's common stock for at least six months is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

1. One per cent of the number of shares of the company's common stock, then outstanding.

2. The average weekly trading volume of the Company's common stock during the four calendar weeks preceding the filing of a notice of Form 144 with respect to the sale; provided, that the shares are trading on a nationally quoted exchange.

3. Under Rule 144(k), a person who is not one of the Company's affiliates at any time during the three months preceding a sale, and has beneficially owned the shares for at least two years, is entitled to sell shares without complying with the manner of the sale, public information, volume limitation or notice of the provisions of Rule 144.

                                         EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended September 30, 2010 and 2009 for our directors and officers.

Name and principal

position                     Year   Salary($)  Others($)*  Summary

JianXun Si   Chairman        2010    $45,045**     0         $45,045

                             2009    $45,045       0         $45,045

HuaXun Si    Director        2010

                             2009

ZhengJie Gu  Director        2010    $30,030       0         $30,030

                             2009    $30,030       0         $30,030

YongZhi Zheng, Exe. Director 2010    $30,030       0         $30,030

                             2009    $30,030       0         $30,030

Yang Zhang,   CFO            2010    $ 5,405       0         $ 5,405

                             2009    $ 5,405       0         $ 5,405

QingHua Meng  Secretary      2010    $ 5,405       0         $ 5,405

                             2009    $ 5,405       0         $ 5,405

    * Including bonus and stock options

    ** Note: $ 1 = 6.66 Yuan of RMB

There is no employment contract between the company and any of above Directors and officers.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None.

                                WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 (including exhibits) under the Securities Act with respect to the shares to be sold in this Offering. This Prospectus, which forms part of the Registration Statement, does not contain all the information set forth in the Registration Statement as some portions have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to our Company and the Shares offered in this Prospectus, reference is made to the Registration Statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. We will be required to file reports with the Securities and Exchange Commission (SEC) pursuant to Section (13) or 15(d) of the Securities Exchange Act of 1934. The reports will be filed electronically. The common reports that we will be required to file are known as Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and will contain copies of the reports that we file electronically.

______________________________________________________________________________________________________

                                        FINANCIAL STATEMENT

                        ( For the Fiscal years ended on September 30, 2009 and  2010 )

                              ( This space intentionally left blank )

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of China Complant Group Inc

We have audited the accompanying balance sheets of China Complant Group Inc as of September 30, 2010 and 2009, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2010. China Complant Group Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Complant Group Inc as of September 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kenne Ruan, CPA, P.C.

Woodbridge, Connecticut

January 14, 2011

China Complant Group Inc
Consolidated Balance Sheets
(Expressed in US Dollars)
	September 30,	September 30,
	2010	2009
	(Audited)	(Audited)
ASSETS

Current assets
Cash and cash equivalents	$ 41,208	$ 47,512
Restricted cash	1,821,055	7,285,014
Accounts receivable	1,004,923	2,412,277
Deposits	1,868,060	843,406
Due from directors	676,446	0
Other accounts receivable	463,282	752,959
Inventories	3,567,845	2,544,076
Net investment in direct financing lease - current	877,468	0

Total current assets	10,320,287	13,885,244

Net investment in direct financing lease – non-current	3,825,339	0
Property, plant and equipment – net	6,254,876	988,067
Construction-in-progress	744,343	2,929
Intangible assets	135,410	133,100

Total assets	$21,280,255	$15,009,340

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities

Bank loans	2,089,209	732,172
Notes payable	1,523,493	926,484
Accounts payable	559,084	887,951
Advance from customers	4,979,968	7,643,994
Other taxes payable	49,583	53,816
Due to directors	0	4,569,874
Other accounts payable and accrued liabilities	686,591	181,791

Total current liabilities	9,887,928	14,996,082

Long-term liabilities	192,653	0

Total liabilities	$10,080,581	$14,996,082

Commitments and contingencies Stockholders’ Equity
Common stock	2,500	2,500
Additional paid-in capital	16,347,209	4,638,620
Accumulated losses	(5,451,996)	(4,927,733)
Accumulated other comprehensive income	301,961	299,871

Total shareholders’ Equity	11,199,674	13,258

Total liabilities and shareholders’ deficit	$21,280,255	$15,009,340

China Complant Group Inc
Consolidated Statements of Operations
(Expressed in US Dollars)	Year Ended September 30
	2010	2009
	(Audited)	(Audited)

Net Revenues	2,910,748	2,640,231

Cost of Revenues	(1,946,649)	(2,455,335)

Gross Profit	964,099	184,896

General and Administrative Expenses	(2,073,720)	(2,008,250)

Operating Loss	(1,109,620)	(1,823,354)

Other Income	605,285	85,167

Interest Income	160,210	10,973

Other expenses	(9,336)	(17,217)

Interest Expenses	(154,785)	(16,642)

Loss Before Income Tax	(508,246)	(1,761,073)

Income Tax	(16,017)	(1,681)

Net Loss	($524,263)	($1,762,754)

China Complant Group Inc
Consolidated Statements of Cash Flows
Increase/(Decrease) in Cash and Cash Equivalents
(Expressed in US Dollars)
	Year Ended September 30,
	2010	2009
	(Audited)	(Audited)

Cash flows from operating activities
Net Loss	($524,263)	($1,762,754)
Adjustments to reconcile net loss to
net cash used in operating activities
Depreciation of property, plant and equipment	164,589	81,348
Bad debt	789,046	1,408,288
Change in:
Restricted cash	5,478,991	(6,729,848)
Accounts receivable	910,561	(559,952)
Deposits	(1,028,219)	701,936
Due from directors	(678,612)	0
Other accounts receivable	240	(836,104)
Inventories	(1,027,906)	(1,872,447)
Notes payable	599,233	556,799
Accounts payable	(329,620)	186,848
Advance from customers	(2,669,973)	5,847,471

Taxes payable	(4,228)	(53,447)
Due to directors	(4,582,960)	2,418,011
Other payable and accrued expenses	486,923	201,613
Net cash used in operating activities	(2,416,198)	(412,238)

Cash flows from investing activities
Acquisition of plant and Intangible assets	(1,592,690)	(4,128)

Net cash generated from investing activities	(1,592,690)	(4,128)

Cash flows from financing activities
Cash receipts from investors	2,643,365	585,540
Bank loan obtained	2,055,951	731,925
Bank loans repayment	(734,268)	(878,310)
Net cash provided by/ (used in) financing activities	3,965,048	439,155

Effect of exchange rate changes on cash and cash equivalents	37,537	(29)

Net increase/(decrease) in cash and cash equivalents	(6,304)	22,760
Cash and cash equivalents at beginning of period	47,512	24,752
Cash and cash equivalents at end of period	$41,208	$47,512
Supplemental disclosure of cash flow information
Cash paid during the period:
Income tax paid	18,417	38,444
Interest paid	154,785	16,642
Schedule of noncash activities:
Noncash activities in financing	7,636,390	0

Noncash activities in investing	(7,636,390)	0

China Complant Group Inc Consolidated Statements of Shareholders’ Equity
(Expressed in US Dollars)			Additional	Accumulated other comprehensive income		Total
	Common	Common	paid-in		Accumulated	stockholders’
	Shares	Amount	capital		Profit/(Losses)	equity

Balance, September 30, 2008	25,000,000	$ 2,500	$ 4,047,026	$ 302,324	$(3,164,979)	$ 1,186,871
Issuance of stock and dividend			591,594			$ 591,594
Profit (Loss) for the year					(1,762,754)	$ (1,762,754)
Translation of foreign operations				(2,453)		$ (2,453)

Balance, September 30, 2009	25,000,000	$ 2,500	4,638,620	299,871	(4,927,733)	$ 13,258

Issuance of stock and dividend			11,708,589			$ 11,708,589
Profit (Loss) for the year					(524,263)	$ (524,263)
Translation of foreign operations				2,090		$ 2,090
Balance, September 30, 2010	25,000,000	$ 2,500	$ 16,347,209	$ 301,961	$(5,451,996)	$ 11,199,674

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

China Complant Group  Inc (“China Complant” or “the Company”) was incorporated in the State of Nevada on December 16, 2009 under the name of FangXing Holding Inc. On December 20, 2010, JianXun Si purchased 97% of the outstanding shares of FangXing Holding Inc., became the Chairman and President, and changed the name of the company to China Complant Group  Inc.

China Complant has not conducted any substantive operations of its own, and conducts its primary business operations through its variable interest entity (“VIE”), Henan Complant Mechanical & Electrical Equipment Group Co., Ltd (“Henan Complant”). Before September 8, 2010, Henan Complant was named as Henan Weilong Air Separation Equipment Co., Ltd. (“Henan Weilong”). Henan Weilong was incorporated in ZhenZhou, Henan, China by JianXun Si on November 27, 2001, and its business was manufacturing and sale of pressure containers, air separators, environmental equipment, lower temperature equipment, chemical equipment and metallurgical equipment, and air supplying investment, and undertaking internationally contracted projects, and exports and imports of goods and technologies. In August 2010, Henan Weilong established its subsidiary USA Weilong Electromechanically Trade Inc., in 9157 Las Turnas Dr., Temple City, CA 91780 for exports and imports purpose.

Following is the organization figure of this company.

China Complant Group Inc. (USA)
USA Weilong Electromechanical Trade Inc.
100% Owned
Outside of China
Inside of China
Contractual Arrangement
HeNan Complant Mechanical & Electrical Equipment Group Co., Ltd

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America that include the financial statements of Weilong and its subsidiaries and VIE, namely, .  All inter-company transactions and balances have been eliminated.

Minority interests at the balance sheet date, being the portion of the net assets of subsidiaries attributable to equity interests that are not owned by Weilong, whether directly or indirectly through subsidiaries, are presented in the consolidated balance sheet separately from liabilities and the shareholders’ equity.  Minority interests in the results of the Company for the years are also separately presented in the income statement.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Foreign Currency Translation and Transactions

The functional currency of Weilong (USA) is US Dollar (“US$”) and the financial records are maintained and the financial statements prepared in US$.  The functional currency of Weilong is RENMINBI (“RMB”) and their financial records are maintained, and their financial statements are prepared, in RMB.

Foreign currency transactions during the period are translated into each company’s denominated currency at the exchange rates at the transaction dates.  Gain and loss resulting from foreign currency transactions are included in the consolidated statement of operations.  Assets and liabilities denominated in foreign currencies at the balance sheet date are translated into each company’s denominated currency at the yearend exchange rates. All exchange differences are dealt with in the consolidated statements of operations.

The financial statements of the Company’s operations based outside of the United States have been translated into US$ in accordance with ASC 830. Management has determined that the functional currency for each of the Company’s foreign operations is its applicable local currency. When translating functional currency financial statements into US$, year-end exchange rates are applied to the consolidated balance sheets, while average period rates are applied to consolidated statements of operations.  Translation gains and losses are recorded in translation reserve as a component of stockholders’ equity.

The value of the RMB is subject to changes in China’s central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Since 1994, the conversion of RMB into foreign currencies, including US$, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s inter-bank foreign exchange market rates and current exchange rates on the world financial markets.  Since 1994, the official exchange rate generally has been stable.  In July 2005, the Chinese government announced that it will no longer peg its currency exclusively to US$ but will switch to a managed floating exchange rate based on market supply and demand with reference to a basket of currencies which will likely increase the volatility of RMB as compared to US$.

The exchange rates used as of September 30, 2010 and December 31, 2009 are US$1:RMB6.7011, and US$1:RMB6.829, respectively.  The weighted average rates ruling for the periods ended September 30, 2010 and September 30, 2009 are US$1:RMB6.8095, and US$1:RMB6.8313, respectively.

Foreign Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies.  The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB.  Any devaluation of the RMB against the USD would consequently have an adverse effect on the financial performance and asset values of the Company when measured in terms of USD. The PRC subsidiaries’ products are primarily procured, sold and delivered in the PRC for RMB.  Thus, their revenues and profits are predominantly denominated in RMB.  Should the RMB devalue against USD, such devaluation could have a material adverse effect on the Company’s profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible and the aging methods.  We have a limited number of customers with individually large amounts due at any given balance sheet date.  Any unanticipated change in one of those customers’ credit worthiness or other matters affecting the collectability of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Aging Of Accounts Receivable (in years)	Proportion of Provision
Less than 1	0
1 to 2	10％
2 to 3	30％
More than 3	100％

Inventories

Inventories are stated at the lower of cost or market.  Cost is calculated using first-in, first-out method.  Cost includes all costs of purchase, cost of conversion and other costs incurred in bringing the inventories to their present location and condition.  Market value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management estimates based on prevailing market conditions.

Property, Plant, Equipment and Depreciation

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:

Estimated useful life (in years)

Building	20
Computer equipment	3
Office equipment	5
Motor vehicle	10

Major improvements of property, plant and equipment are capitalized, while expenditures for repair and maintenance and minor renewals and betterments are charged directly to the statements of operations as incurred. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the accounts and any resulting gain or loss is included in the statement of operations.

Accounting for Leases

The Company follows ASC 840 for accounting for leases. In February 2010, the Company leased out its air separation facility in Wuxi and the lease term is 60 months. According to ASC 840, as a lessor, the Company classified the lease as direct financing lease. The following is the list of components of the Company’s net investment in direct financing lease:

Net minimum lease payments to be received

$4,021,728

Estimated residual values of leased property

   827,324

Less: Unearned income

   146,245

Net investment in direct financing lease

$4,702,807

Intangible Assets

Intangible assets include land use right, and the company amortizes it on a straight-line basis based on the life of the assets.

Fair Values of Financial Instruments

The carrying amounts of financial instruments (cash and cash equivalents, investments, accounts receivable and accounts payable) approximate their fair values as of September 30, 2010 and 2009 because of the relatively short-term maturity of these instruments.

Revenue Recognition

The Company evaluates revenue recognition on a contract-by-contract basis as the terms of each arrangement vary.  The evaluation of the contractual arrangements often requires judgments and estimates that affect the timing of revenue recognized in the statements of operations.  Specifically, the Company may be required to make judgments about:

•

whether the fees associated with our products and services are fixed or determinable;

•

whether collection of our fees is reasonably assured;

•

whether we have the ability to make reasonably dependable estimates in the application of the percentage-of-completion method; and

•

whether we have verifiable objective evidence of fair value for our products and services.

Advertising costs

All advertising costs incurred in the promotion of the Company’s products and services are expensed as incurred. Advertising expenses were insignificant for the years ended September 30, 2010 and 2009.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 “Accounting for Income Taxes.” Under ASC 740, deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered.  Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets not be realized.

ASC 740 also provides guidance for recognizing and measuring uncertain tax positions, and prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements.  Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions.

Earnings per Common Share

The Company computes net earnings per share in accordance with ASC 260, “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provisions of ASC 260 and SAB 98, basic net earnings per share is computed by dividing the net earnings available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period.  The calculation of diluted net earnings per share gives effect to common stock equivalents, however, potential common stock in the diluted EPS computation are excluded in net loss periods, as their effect is anti-dilutive.

Recent Accounting Pronouncements

On August 17, 2010, the FASB and IASB issued an ED on lease accounting. The ED, released by the FASB as a proposed ASU, creates a new accounting model for both lessees and lessors and eliminates the concept of operating leases. The proposed ASU, if finalized, would converge the FASB’s and IASB’s accounting for lease contracts in most significant areas.

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The guidance became effective for us with the reporting period beginning January 1, 2010, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which will become effective for us with the reporting period beginning July 1, 2011. Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on our financial statements.

In October 2009, the FASB issued guidance on revenue recognition that will become effective for us beginning July 1, 2010, with earlier adoption permitted. Under the new guidance on arrangements that include software elements, tangible products that have software components that are essential to the functionality of the tangible product will no longer be within the scope of the software revenue recognition guidance, and software-enabled products will now be subject to other relevant revenue recognition guidance. Additionally, the FASB issued guidance on revenue arrangements with multiple deliverables that are outside the scope of the software revenue recognition guidance. Under the new guidance, when vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration using the relative selling price method. The new guidance includes new disclosure requirements on how the application of the relative selling price method affects the timing and amount of revenue recognition.

On July 1, 2009, we adopted guidance issued by the FASB that changes the accounting and reporting for non-controlling interests. Non-controlling interests are to be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control are to be accounted for as equity transactions. In addition, net income attributable to a non-controlling interest is to be included in net income and, upon a loss of control, the interest sold, as well as any interest retained, is to be recorded at fair value with any gain or loss recognized in net income. Adoption of the new guidance did not have a material impact on our financial statements.

In June 2009, the FASB issued guidance on the consolidation of variable interest entities, which is effective for us beginning July 1, 2010. The new guidance requires revised evaluations of whether entities represent variable interest entities, ongoing assessments of control over such entities, and additional disclosures for variable interests. We believe adoption of this new guidance will not have a material impact on our financial statements.

The Company does not anticipate that the adoption of these statements will have a material effect on the Company's financial condition and results of operations.

NOTE 3 Restricted cash

Restricted cash represent cash reserved for inventory purchases and various projects as follows:

September 30,

   2010

   2009

Cash reserved for note issued for inventory purchase

$ 1,731,204

$  905,114

Cash reserved for Yueyi Project

89,851

   180,604

Cash reserved for Cao Bằng Project

    0

 6,148,044

Cash reserve for the loans

 0

    51,252

Total

 $1,821,055

     $ 7,285,014

NOTE 4 – DEPOSITS

Deposits represent the prepayment for inventory purchases. The balances at September 30, 2010 and 2009 were $1,868,060 and $843,406, respectively.

NOTE 5 - OTHER ACCOUNTS RECEIVABLE

	September 30,	September 30,
	2010	2009

Advances to staff	$100,794	$187,183
Amount from other company	$82,738	$213,579
Promissory deposits	$276,096	$352,197
Other receivables	$3,653

Total	$463,282	$752,959

NOTE 6 - INVENTORIES

	September 30,	September 30,
	2010	2009

Parts and materials	$2,741,383	$1,729,955
Finished goods	$656,715	$780,277
Work in process	$169,748	$33,844

Total	$3,567,845	$2,544,076

Work-in-process includes payroll and other operating expenses associated with various contracts in progress.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company, from time to time, borrowed money from and made repayment to one major stockholder who is also a management member of the Company.  The amounts due to this stockholder do not bear any interest and do not have clearly defined terms of repayment.

As of September 30, 2010 and 2009, the balances due from this stockholder were $676,446 and $0, respectively. As of September 30, 2010 and 2009, the balances due to this shareholder were $0 and $4,569,874, respectively.

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT, NET

	September 30,	September 30,
	2010	2009

Building	$1,536,144	$919,059
Machine equipments	5,274,138	459,953
Computer and office equipment	45,803	36,030
Motor vehicles	28,762	28,223
	6,884,847	1,443,266
Less: Accumulated depreciation	(629,971)	(455,199)

Net Value	$6,254,876	$988,067

NOTE 9 - CONSTRUCTION-IN-PROGRESS

	September 30,	September 30,
	2010	2009

Building and Machine equipments	$744,343	$2,929

Total	$744,343	$2,929

Construction-in-progress includes payroll and other costs associated with Guangtai project. Guangtai project is the new air supplying investment in Guangdong province, with a contract signed on April 23, 2009.  According to the contract, the project would be finished on June，2011. The total cost of the project is projected to be $6.4 million. Details of the costs are as follows:

Cost of the project	September 30,
2010

KDON-6000 system	$3,730,731
Oxygen storage regulator system	328,304
Nitrogen storage regulator system	238,767
Vaporization of liquid oxygen storage system	432,765
Vaporization of liquid nitrogen storage system	343,227
Circulating water system	208,921
Civil engineering	1,119,219

Total	$6,401,934

NOTE 10 – INTANGIBLE ASSETS

	September 30,	September 30,
	2010	2009

land use right	$132,530	$133,100
financial software	$2,880

Total	$135,410	$133,100

Intangible assets include land use right and financial software.

NOTE 11 – BANK LOANS

The Company obtains loans from banks to fund operational needs. As of September 30, 2010 and 2009, the loan balances were $2,089,209 and $732,172, respectively. The loans are one year term and bear interest rates from 5.5410% to 6.3700%.

Interests are paid at the end of each quarter. The interests expenses for the years ended September 30, 2010 and 2009 were $154,785 and $16,642, respectively.

NOTE 12 - OTHER ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	September 30,	September 30,
	2010	2009

Accrued staff commission & bonus	$251,482	$95,852
Amount to staff and other company	385,920	37,074
Promissory deposits	29,697	37,926
Other payables	0	10,939
Unearned income	19,492	0

Total	$686,591	$181,791

Other payables include wages payable to employees, rental payable, and utilities payable.

NOTE 13 - INCOME TAX

The Company is incorporated in the United States and is subject to taxes in the United States. The Company conducts all of its business through its PRC VIE Henan Complant Mechanical & Electrical Equipment Group Co., Ltd (Henan Complant) which has its substantial business operations in China.

Henan Complant’s US subsidiary, USA Weilong Electromechenical Inc (USA Weilong), is also subject to US taxes. USA Weilong is a newly started company and it has not yet generated income for the period ended September 30, 2010.

Henan Complant (except its US subsidiary USA Weilong) is subject to taxes in the PRC. Henan Complant’s income from sales is subject to income tax at the rate of 25%. The income tax liabilities for the years ended September 30, 2010 and 2009 were $ 16,017and $ 1,681, respectively: the balances of income tax payable as of September 30, 2010 and 2009 were $-663 and $ 1,737 respectively.

NOTE 14 - OTHER TAXES PAYABLE

Other taxes payable comprise mainly of Valued-Added Tax (“VAT”) and Business Tax (“BT”). The Company is subject to output VAT levied at the rate of 17% of its operating revenue.  The input VAT paid on purchases of materials and other direct inputs can be used to offset the output VAT levied on operating revenue to determine the net VAT payable.  BT is charged at a rate of 5% on the revenue from other services.

As of September 30, 2010 and 2009, other taxes payable were $49,583 and $53,816, respectively.

NOTE 15 – COMPREHENSIVE INCOME/(LOSS)

The components of comprehensive income/(loss) were as follows:

	Year Ended September 30,
	2010	2009

Net profit/(loss)	($524,263)	($1,762,754)
Foreign currency translation adjustment	2,090	(2,453)
Comprehensive income/(loss)	($522,174)	($1,765,207)

NOTE 16 - CONCENTRATION OF CUSTOMERS

During the year, the following customers accounted for more than 10% of total sales:

                                      Year Ended September 30

                                       2010              2009

Net Sale Derived From

     Customer  A                   $ 2,736,072

     Customer  B                                     $ 2,236,867

     Customer  C                                     $ 476, 209

     Customer  D

     Customer  E

% to total net Sales from

     Customer  A                     90%

     Customer  B                                       80%

     Customer  C                                       17%

     Customer  D

     Customer  E

Account receivable from:

     Customer  A                   $ 109,548

     Customer  B                                       *

     Customer  C                                       *

     Customer  D

     Customer  E

% to total account

Receivable from

     Customer  A                     11%

     Customer  B                                      * %

     Customer  C                                      * %

     Customer  D

     Customer  E

* Less than 10%

____________________________________________________________________________________________________

                             PART II  INFORMATION NOT REQUIRED IN PROSPECTUS

                           ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses that China Complant will pay in connection with the offering described in this registration statement:

                                                Amount

SEC Registration fee (1)                     $     26.21

Legal & SEC filing Consultant fee            $ 34,973.79

Accounting                                   $ 70,000.00

Total:                                      $ 105,000.00

(1)

All expenses, except SEC registration fee are estimated.

                          ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Nevada Revised Statutes (the "NRS") and our bylaws except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the registrant. That NRS permits the registrant to indemnify any person, who is, or is threatened to be made, a party to any threatened, pending or completed action, or suit, whether civil, criminal, administrative or investigative (other than an action by the registrant) by reason of the fact that the person is or was, or temporally is or was an officer or director of the registrant. The indemnity is based on the fact that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The indemnity may include liabilities, judgments, costs, all fines and expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The registrant's obligations of indemnification, if any, shall be conditioned on the registrant receiving prompt notice of the claim and the opportunity to settle and defend the claim. The registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

                         ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

This Company initially issued 25,000,000 shares of common stock of this company at par value of $0.0001 per share to Andrew Chien; and Andrew Chien gave Anding Qian 50,000 shares, Balin Ma 1000 shares at par value as gifts, and sold 24,250,000 shares to Chairman JianXun Si on December 20, 2010 for $ 50,000 which will be paid in several installations.

On December 20, 2010, JianXun Si distributed from his own shares, to HuaXun Si, 1,309,500 shares, which are 5.4% proportional to HuaXun Si’s share ownership in Henan Complant, and additional 956,285 (3.9%) shares to part of Directors, officers and almost all employees as shown in the selling Shareholder list.

All the shares were issued in a private placement and were deemed to be exempt from registration by virtue of Section 4(2) of the Securities Act as a transaction not involving any public offering.

                                        ITEM 16    EXHIBITS

Reference Exhibit No.     Document                         Location

3          3.01       Articles of Incorporation (Amendment)  Filed

3          3.02       By-Laws (Amendment)                    Filed

5          5.01       Opinion on Legality                    Filed

10        10.01       Consulting Agreement                   Filed

          10.02       Operating Agreement                    Filed

          10.03       Equity Pledge Agreement                Filed

          10.04       Option Agreement                       Filed

          10.05       Proxy Agreement                        Filed

          10.06       Share Exchange Agreement               Filed on December 21, 2010

14        14.01       Ethics of Code                         Filed

21        21.01       Subsidiaries                           Filed

23        23.01       Consent of Auditor                     Filed

                                      ITEM 17  UNDERTAKING

By Regulation S-K, Item 512,

1.

The undersigned Registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

    (a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;  and

    (c) Include any additional material information not previously disclosed or any material change to such information in the registration statement with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, treat each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned

Registrant;

    (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act  and will be governed by the final adjudication of such issue.

3. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form or prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Haven, Connecticut, on

       January 12 2011                  China Complant Holding Inc.

                                           By: /s/ JianXun Si

                                          ____________________________

                                                 JianXun Si, President

                                           By: /s/ Yang Zhang

                                           Yang Zhang, CFO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

            Name and Title                                 Date

  By: /s/ JianXun Si                               January 12, 2011

    _____________________

    JianXun Si,

President,

  By: /s/ Yang Zhang                                January 12, 2011

    Yang Zhang, CFO

/s/ YongZhi Zheng                                   January 12, 2011

    _____________________

    YongZhi Zheng

Exe. Director

/s/  HuaXun Si                                       January 12, 2011

    _____________________

     HuaXun Si

 Director

/s/ ZhengJie Gu                                      January 12, 2011

    _____________________

    ZhengJie Gu

Director

/s/ QingHua Meng                                     January 12, 2011

    _____________________

    QingHua Meng

Secretary